As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-258014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT No. 333-258014

UNDER
THE SECURITIES ACT OF 1933

Soho House & Co Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-3664553 (IRS Employer Identification No.)

180 Strand, London, United Kingdom (Address of Principal Executive Offices)	WC2R 1EA (Zip Code)

Soho House & Co Inc. 2021 Equity and Incentive Plan
 (f/k/a Membership Collective Group Inc. 2021 Equity and Incentive Plan)
(Full title of the plan)

Rimma Kanter
General Counsel – The Americas
515 W. 20th Street, Suite 5W
New York, New York
10011
(Name and address of agent for service)

(917) 284 1834
(Telephone number, including area code, of agent for service)

With copies to:

Samir A. Gandhi
John H. Butler
Ayo K. Badejo
Sidley Austin LLP
787 Seventh Ave
New York, NY 10019
Tel: (212) 839 5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement (File No. 333-258014), filed by Soho House & Co Inc. (formerly known as Membership Collective Group, Inc.) (“Soho House”) with the U.S. Securities and Exchange Commission on July 19, 2021, registering 20,366,339 shares of Class A common stock, par value $0.01 per share, for issuance under the Soho House & Co Inc. 2021 Equity and Incentive Plan (formerly known as the Membership Collective Group, Inc. 2021 Equity and Incentive Plan).

In January 2026, EH MergerSub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of EH Parent LLC, a Delaware limited liability company (“Parent”) and an affiliate of The Yucaipa Companies, LLC, is expected to complete its merger (the “Merger”) with and into Soho House pursuant to the Agreement and Plan of Merger, dated August 15, 2025, by and among Soho House, Parent and Merger Sub. Soho House will be the surviving corporation in the Merger.

In connection with the pending Merger, Soho House has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by Soho House in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Soho House hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on January 2, 2026.

SOHO HOUSE & CO INC.

By:	/s/ Neil Thomson
Neil Thomson
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.